UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MONOPAR THERAPEUTICS INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 27, 2019
at 10:00am Central Time

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Monopar Therapeutics Inc., a Delaware corporation (the “Company”), which will be held on June 27, 2019, at 10:00am Central Time at the Company’s headquarters at 1000 Skokie Blvd., Wilmette, IL 60091 (the “Annual Meeting”). Only stockholders who held stock at the close of business on the record date, May 15, 2019, may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of six directors named herein to our Board of Directors to serve until our next annual meeting of stockholders or until their respective successors are duly elected and qualified; and (2) the ratification of the selection of BPM LLP as our independent registered public accounting firm for the year ending December 31, 2019. No other items of business are expected to be considered, and no other director nominees will be entertained, at the Annual Meeting.

The accompanying Information Statement more fully describes the details of the business to be conducted at the Annual Meeting. Proposal No. 1 relates solely to the election of the six directors nominated by the Board of Directors. Proposal No. 2 relates to the ratification of the selection of BPM LLP as our independent registered public accounting firm for the year ending December 31, 2019. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each of the six director nominees and FOR the ratification of the selection of BPM LLP. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be accessible during normal business hours for ten days prior to the meeting at our corporate headquarters at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091.

We are pleased to make use of the U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish information statements to their stockholders via the Internet. We believe the ability to deliver materials electronically allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact from the distribution of our Annual Meeting materials. The Information Statement and Annual Report on Form 10-K are available at www.monopartx.com in the “Annual Meeting” subsection of the “Investors” tab. You may contact us toll free at (888) 517-6366 or by email at info@monopartx.com in order to obtain directions to be able to attend the meeting and vote in person on the Proposals set forth in this Information Statement, or to request that a copy of the Information Statement and Annual Report be provided to you by paper or electronic mail. If you do not request that a copy of our Annual Meeting materials be sent to you prior to June 13, 2019, you will not receive a copy. We look forward to speaking with you at the Annual Meeting.

Sincerely,

/s/ Chandler D. Robinson

Chandler D. Robinson, MD MBA MSc
Chief Executive Officer and Director

May 17, 2019

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 27, 2019:
The Information Statement and Annual Report on Form 10-K for the year ended December 31, 2018 are available at monopartx.com in the “Annual Meeting” subsection of the “Investors” tab.

MONOPAR THERAPEUTICS INC.

1000 Skokie Blvd., Suite 350

Wilmette, IL 60091

INFORMATION STATEMENT FOR

2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 27, 2019 at 10:00am Central Time
at Monopar Therapeutics Inc.
 1000 Skokie Blvd.
Wilmette, IL 60091

GENERAL INFORMATION

This Information Statement is furnished in connection with Monopar Therapeutics Inc.’s (“Monopar” or the “Company”) 2019 Annual Meeting of Stockholders, to be held on June 27, 2019, at 10:00am Central Time (the “Annual Meeting”) at the Company’s headquarters located at 1000 Skokie Blvd., Wilmette, IL 60091. The Notice regarding the Availability of Materials for the Annual Meeting of Stockholders (the “Notice”) containing instructions on how to access this Information Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”) is first being mailed on or about May 17, 2019 to all stockholders entitled to vote at the Annual Meeting. Pursuant to the rules promulgated by the SEC, we have elected to provide access to our Information Statement primarily by notifying you of the availability of our materials on the Internet, instead of mailing printed copies of those materials to stockholders. The Information Statement and Annual Report on Form 10-K are available at www.monopartx.com in the “Annual Meeting” subsection of the “Investors” tab. We will pay all of the costs of distributing this Information Statement.

The Notice instructs you as to how you may access and review important information contained in this Information Statement. If you receive a Notice by mail and would like to receive a printed copy of our Annual Meeting materials, you should follow the instructions for requesting such materials included in the Notice.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Shares Outstanding and Voting Rights

Only holders of record of our common stock at the close of business on May 15, 2019 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 9,291,420.614 shares of common stock were issued and outstanding.

Each share of common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. Holders of common stock do not have the right to cumulative voting in the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at our Annual Meeting and any postponement or adjournment thereof, though the Board of Directors (the “Board of Directors” or the “Board”) may fix a new record date for purposes of a postponed or adjourned meeting.

The required vote for each of the proposals expected to be acted upon at the Annual Meeting and the treatment of abstentions under each proposal are described below:

Proposal No. 1 — Election of directors. Directors are elected by a plurality of the votes cast, with the six nominees obtaining the greatest number of affirmative votes being elected as directors. As a result, abstentions will have no effect on the vote outcome.

Agreement Regarding Election of Directors

The limited liability company agreement of TacticGem LLC (“TacticGem”), the majority stockholder of the Company, provides that CDR Pharma, LLC, the Manager of TacticGem, is required to vote TacticGem’s shares of our common stock to elect Tactic Pharma, LLC’s (“Tactic Pharma”) nominees to our Board plus one person designated by Gem Pharmaceuticals, LLC (“Gem”). Because TacticGem is the controlling stockholder, no additional stockholder votes are required in order to elect the director nominees. The Gem board nomination right terminates at such time as we achieve a listing on a national stock exchange (e.g. Nasdaq, the NYSE or similar national stock exchange). Gem’s designee for election to our Board for a second term is Arthur J. Klausner, former chief executive officer of Gem.

Proposal No. 2 — Ratification of the Audit Committee’s selection of the independent registered public accounting firm. This proposal must be approved by a majority of the votes cast on the proposal (meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” such proposal). As a result, abstentions will have no effect on the vote outcome.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nomination of Directors

Your vote is requested in favor of six nominees named herein to our Board of Directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees is currently a director of the Company, and each nominee's term expires at this annual meeting or when his or her successor is duly elected and qualified.

Our Amended and Restated Bylaws provide that the number of directors shall be fixed by the affirmative vote of the holders of a majority or more of the voting power of the Company. Our Board of Directors is currently fixed at six members. .

Directors typically are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by our stockholders, or until his or her successor is duly elected and qualified. Each nominee for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve.

Nominees

The following table sets forth the name, age and positions of each of our director nominees as of the date of this Information Statement. Each of the nominees listed below is currently a director of Monopar and has been elected to serve until our next annual meeting of stockholders or until their respective successors are duly elected and qualified.

Name	Age	Positions	Director Since
Christopher M. Starr, Ph.D.	66	Executive Chairman, Director, Member of Plan Administrator Committee	December 2014
Chandler D. Robinson, MD MBA MSc	35	Chief Executive Officer, Director	December 2014
Andrew P. Mazar, Ph.D.	57	Executive Vice President of Research and Development, Chief Scientific Officer, Director	December 2014
Michael J. Brown, MSc	60	Director, Member of the Audit Committee, Member of the Compensation Committee, Member of the Corporate Governance & Nominating Committee, Member of Plan Administrator Committee	December 2014
Raymond W. Anderson, MBA	77	Director, Chair of the Audit Committee, Chair of the Compensation Committee, Member of the Corporate Governance & Nominating Committee, Member of Plan Administrator Committee	April 2017
Arthur J. Klausner, MBA	59	Director, Chair of the Corporate Governance and Nominating Committee, Member of the Audit Committee, Member of the Compensation Committee	August 2017

Business Experience and Directorships

The following describes the background of our directors.

Christopher M. Starr, PhD - Executive Chairman and Board Member

Dr. Starr is a co-founder and has been our Executive Chairman and a Board Member of ours and our predecessor, Monopar Therapeutics, LLC, since its inception in December 2014. Dr. Starr was the co-founder and served as the chief executive officer (“CEO”) at Raptor Pharmaceuticals (“Raptor”) (Nasdaq: RPTP), since its inception in 2006 through December 2014 and continued to serve Raptor as a member of its board of directors until Raptor was sold to Horizon Pharma plc in October 2016. The principal business of Raptor was the development and commercialization of treatments for rare diseases. Dr. Starr was also a co-founder of BioMarin Pharmaceutical (“BioMarin”) (Nasdaq: BMRN) in 1997 where he last served as Vice President of Research and Development until 2006. BioMarin is a fully-integrated multinational biopharmaceutical company. Dr. Starr earned a B.S. from Syracuse University and a Ph.D. in Biochemistry and Molecular Biology from the State University of New York Health Science Center, in Syracuse, New York.

    Dr. Starr’s board qualifications include over 25 years of executive experience in funding and operating biopharma companies, including public companies in the biopharmaceutical industry. We believe Dr. Starr’s experience qualifies him to serve as the executive chairman of our Board.

Chandler D. Robinson, MD MBA MSc - Chief Executive Officer and Board Member

Dr. Robinson is a co-founder and has been our CEO and a Board Member of ours and our predecessor, Monopar Therapeutics, LLC, since its inception in December 2014. Since 2010, Dr. Robinson has been, and continues to be, a manager of Tactic Pharma, which he co-founded and led as CEO until it became a holding company in April 2014. Tactic Pharma acquired and developed preclinical and clinical stage biopharmaceutical compounds. From 2009 to 2010 Dr. Robinson conducted research at Northwestern University on a drug candidate currently being developed to treat Wilson’s disease, which was acquired by Tactic Pharma in 2010 and sold in 2014. Among his previous experiences, Dr. Robinson in 2008 worked at Onyx Pharmaceuticals, an oncology biopharmaceutical company, in their Nexavar marketing division, from 2008 to 2009 as a co-manager of a healthcare clinic in San Jose CA, from 2004 to present as Founder and President of an undergraduate research focused non-profit now in its 15th year, and from 2006 to 2007 as part of a quantitative internal hedge-fund style team at Bear Stearns investment bank. He was previously on the board of Wilson Therapeutics (acquired by Alexion Pharmaceuticals Inc.), a biopharmaceutical company, and is currently on the board of Northwestern University’s Chemistry of Life Processes Institute. Dr. Robinson graduated summa cum laude from Northwestern University, earned a master’s degree in International Health Policy and Health Economics from the London School of Economics on a Fulbright Scholarship, an MBA from Cambridge University on a Gates Scholarship through Bill Gates’ Trust, and an MD from Stanford University.

    Dr. Robinson’s extensive leadership and management experience along with his medical and business degrees and his entrepreneurial and strategic vision and knowledge of Monopar’s product candidates and operations led to the conclusion that he should serve as a member of our Board.

Andrew P. Mazar, PhD – Executive Vice President of Research and Development, Chief Scientific Officer and Board Member

Dr. Mazar is a co-founder and has been our Chief Scientific Officer and a Board Member of ours and our predecessor, Monopar Therapeutics, LLC, since its inception in December 2014. Dr. Mazar became our Executive Vice President of Research and Development effective as of November 1, 2017. Dr. Mazar has founded or co-founded eight start-up companies to commercialize new drug discoveries, including Tactic Pharma, formerly a biopharmaceutical company, where he worked since 2010, and which acquired and developed preclinical and clinical stage compounds. Dr. Mazar has founded or advised several start-up companies over the past five years including Tactic Pharma, Valence Therapeutics (a biopharmaceutical company), Wilson Therapeutics (a biopharmaceutical company), Panther Biotechnology (a biopharmaceutical company), Lung Therapeutics Inc. (a biopharmaceutical company), Actuate Therapeutics (an oncology biopharmaceutical company), AvidTox (a biopharmaceutical company) and Tempus (a biopharmaceutical company). Prior to joining Tactic Pharma in 2010 and the Chemistry of Life Processes Institute at Northwestern University in 2009, Dr. Mazar was the Chief Scientific Officer at Attenuon, LLC, a biopharmaceutical company in San Diego from 2000 to 2009. Dr. Mazar is the previous Chair of the National Cancer Institute Nanotechnology Alliance Animal Model working group (2011-2015) and has been a member of the National Heart, Lung and Blood Institute Scientific Review Board (SRB) for the SMARTT program since 2011. Dr. Mazar is currently a member of the editorial board of Clinical Cancer Research and the External Advisory Board for NewCures at Northwestern University. Dr. Mazar earned a Ph.D. in biochemistry at the University of Illinois College of Medicine.

    Dr. Mazar’s extensive experience in leadership positions in the biopharmaceutical industry led to the conclusion that he should serve as a member of our Board.

Michael J. Brown, MSc – Board Member

Mr. Brown has been a Board Member of Monopar and our predecessor, Monopar Therapeutics, LLC since its inception in December 2014. Since 1994, Mr. Brown has served as Chairman, and since 1996 as CEO, of Euronet Worldwide Inc. (“Euronet”) (Nasdaq: EEFT) which offers payment and transaction processing and distribution solutions to financial institutions, retailers, service providers and individual consumers. Mr. Brown has been President of Euronet since December 2014. Mr. Brown has also served on the boards of Euronet’s predecessor companies. He has an M.S. in molecular and cellular biology.

    Mr. Brown’s extensive leadership and management experience, including strategic planning, business development, and financing strategies led to the conclusion that he should serve as a member of our Board.

Raymond W. Anderson, MBA, MS – Board Member

Mr. Anderson has been a Board Member of Monopar since April 2017. Mr. Anderson served as a board member and chair of the audit committee at Raptor, a biopharmaceutical company, from its founding in 2006 to its acquisition in 2016. Mr. Anderson worked at Dow Pharmaceutical Sciences, Inc., a topical drug formulation company, from July 2003 until he retired in June 2010. He most recently served as Dow’s Managing Director from January 2009 to June 2010, and previously served as Dow’s Chief Financial Officer and Vice President, Finance and Administration. Prior to joining Dow in 2003, Mr. Anderson was Chief Financial Officer for Transurgical, Inc., a private medical technology company. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer at BioMarin, a biopharmaceutical company, from June 1998 to January 2002. Mr. Anderson holds an M.B.A. from Harvard University, an M.S. in administration from George Washington University and a B.S. in engineering from the U.S. Military Academy.

    Mr. Anderson’s background and experience as a finance executive in the biopharmaceutical industry and his qualification as an “audit committee financial expert” under SEC and Nasdaq rules led to the conclusion that he should serve as a member of our Board.

Arthur J. Klausner, MBA – Board Member

Mr. Klausner has been a Board Member of Monopar since August 2017. Since 2018 Mr. Klausner has served as President, CEO, and a Director of the start-up drug development company Goldilocks Therapeutics, Inc. Mr. Klausner has been a consultant to the biopharmaceutical industry since 2009. He served as Chief Executive Officer of Gem from September 2012 until Gem’s drug development assets were acquired by us in 2017. In addition to his role at Gem, Mr. Klausner served as CEO of Jade Therapeutics Inc. (“Jade”) from September 2012 until December 2015. Jade’s focus was on the development of proprietary, cross-linked hyaluronic acid formulations for ophthalmic applications until its March 2016 acquisition by EyeGate Pharmaceuticals, Inc. (Nasdaq: EYEG). Previously, Mr. Klausner spent a total of 18 years at the life science venture capital firms Domain Associates and Pappas Ventures. Mr. Klausner currently serves on the board of directors of Cennerv Pharma (S) Pte. Ltd. (Singapore), and on the life science investment review board for the New York University Innovation Venture Fund. He received his M.B.A. from the Stanford University Graduate School of Business and his B.A. in biology from Princeton University.

Mr. Klausner’s extensive leadership and management experience in the biopharmaceutical industry led to the conclusion that he should serve as a member of our Board.

Board Committees

Audit Committee

Our Board formed an Audit Committee in October 2017 and appointed Mr. Anderson, Dr. Starr, Mr. Klausner and Mr. Brown to serve as independent members. Mr. Anderson was appointed to serve as chair of the Audit Committee. Mr. Anderson is a financial expert as defined by Nasdaq and the SEC and is an independent board member as contemplated by Rule 10A-3 under the Exchange Act. Dr. Starr served on the Audit Committee until August 2018.

    The functions of our Audit Committee include, among other duties and responsibilities:

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to assist the Board of Directors in its oversight responsibilities for the integrity of the Company’s financial statements;

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to assure the quality of the accounting and financial reporting processes of the Company;

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to assure the effectiveness of the Company’s internal controls over financial reporting;

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to assist with the Company’s compliance with legal and regulatory requirements;

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to review and discuss with management and the independent registered public accounting firm the Company’s annual and quarterly SEC reports including the audit of the annual financial statements and the reviews of the quarterly financial statements and related disclosures;

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to be directly responsible for the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm performing other audit, review, or attest services for the Company;

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to review and discuss with the Company’s management the risk assessment and risk management policies of the Company;

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to oversee systems and procedures for the receipt, retention and resolution of complaints received by the Company regarding accounting, internal financial controls or auditing matters and for the confidential and anonymous submission by Company employees of concerns regarding potential fraud or questionable financial, accounting, internal financial controls or auditing matters;

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to periodically review and update the financial-related sections of the Company’s Code of Business Conduct and Ethics and review programs established to monitor compliance with and to improve employees’ knowledge of the Code;

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to review and approve or disapprove any transaction required to be disclosed according to SEC regulations between the Company and any related party and to oversee the Company’s policies and procedures for judgments as to related party transactions; and

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to prepare the Audit Committee’s report required by SEC rules, when such requirement becomes applicable to the Company.

The Audit Committee is governed by a written charter adopted by the Board in May 2018 and updated in December 2018. The Audit Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.monopartx.com. Information on our website is NOT incorporated by reference in this Information Statement. The Audit Committee Charter complies with the guidelines established by Nasdaq.

As required by its Charter, the Audit Committee conducts a self-evaluation at least annually. The Audit Committee also annually reviews and assesses the adequacy of its Charter, including the Audit Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Corporate Governance and Nominating Committee

Our Board formed a Corporate Governance and Nominating (“CG&N”) Committee in October 2017 and appointed Mr. Brown, Dr. Starr, Mr. Anderson and Mr. Klausner as independent members. Mr. Klausner was appointed to serve as the chair of the CG&N Committee in August 2018. Dr. Starr served on the CG&N Committee until August 2018.

    The functions of our corporate governance and nominating committee include, among other things:

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overseeing the composition of the Board to ensure that qualified individuals meeting the criteria of applicable rules and regulations serve as members of the Board and its committees

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identifying, reviewing and evaluating individuals qualified to serve on the Board consistent with criteria approved by the Board as vacancies arise, and seeking out nominees to enhance the diversity, expertise and independence of the Board;

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considering and assessing the independence of directors, including whether a majority of the Board continue to be independent from management in both fact and appearance, as well as within the meaning prescribed by the listing standards of Nasdaq;

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recommending to our Board the persons to be nominated for election as directors and to each of the Board's committees;

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considering proposals appropriately submitted by our stockholders;

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reviewing and making recommendations to the Board with respect to management succession planning;

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developing and recommending to the Board corporate governance guidelines; and

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overseeing an annual evaluation of the Board.

The CG&N Committee is governed by a written charter adopted by the Board in May 2018. The CG&N Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.monopartx.com. Information on our website is NOT incorporated by reference in this Information Statement. The CG&N Committee Charter complies with the guidelines established by Nasdaq. The Charter of the CG&N Committee grants the CG&N Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the CG&N Committee considers necessary or appropriate in the performance of its duties.

As required by its Charter, the CG&N Committee conducts a self-evaluation at least annually. The CG&N Committee also periodically reviews and assesses the adequacy of its Charter, including the CG&N Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Compensation Committee

Our Board also formed a Compensation Committee in October 2017 and appointed Mr. Brown, Dr. Starr, Mr. Anderson and Mr. Klausner as independent members. Mr. Anderson was appointed to serve as the chair of the Compensation Committee in August 2018. Dr. Starr served on the Compensation Committee until August 2018.

                  During the year ended December 31, 2018, the Compensation Committee did not engage an independent third-party compensation expert. The functions of our Compensation Committee include, among other things:

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annually reviewing and approving corporate goals and objectives relevant to our CEO's compensation;

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determining our CEO's compensation;

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reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

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overseeing an evaluation of our senior executives;

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overseeing and administering our equity incentive plans;

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reviewing and making recommendations to our Board with respect to director compensation; and

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preparing the annual Compensation Committee report to the extent required by SEC rules, when such requirement becomes applicable to us.

The Compensation Committee is governed by a written charter adopted by the Board in May 2018. The Compensation Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.monopartx.com. Information on our website is NOT incorporated by reference in this Information Statement. The Compensation Committee Charter complies with the guidelines established by Nasdaq.

As required by its Charter, the Compensation Committee conducts a self-evaluation at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its Charter, including the Compensation Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Plan Administrator Committee

Our Board formed a Plan Administrator Committee in February 2018 and appointed Dr. Starr, Mr. Brown and Mr. Anderson to serve as independent members. The Plan Administrator Committee does not have a charter, but the functions of the Plan Administrator Committee include, among other things:

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appointing individuals responsible for the day-to-day administration of the Plan including the issuance and routing of stock option grant agreements based upon Plan Administrator Committee approved grants and related recordkeeping and accounting functions;

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pursuant to the Plan, granting “performance based” and “time based” options or stock awards to our directors, officers, employees and consultants;

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determining the number of shares of common stock and the type of awards granted under the Plan to optionees; and

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determining restrictions and terms of awards including modifications or amendments to awards under the Plan.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee consisted of Dr. Starr (until August 2018), Mr. Anderson, Mr. Brown, and Mr. Klausner. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Board and Committee Meetings; Annual Meeting Attendance

In the year ended December 31, 2018, there were seven meetings of the Board of Directors and six unanimous written actions by Directors. There were five Audit Committee meetings and one unanimous written action by the Audit Committee, one Compensation Committee meeting, and no Corporate Governance and Nominating Committee meetings in 2018. All Board Members attended at least 75% of the total meetings of the Board and of the committees on which they served in 2018, except due to Mr. Brown’s complex schedule, his attendance was 64%. The Company does not currently have a policy with regard to Board Members’ attendance at annual meetings of stockholders.

    Independence of the Board of Directors

We believe it is important to have independent directors on our Board who can make decisions without being influenced by personal interests. Additionally, because one of our goals is to qualify for listing with Nasdaq, we are following the Nasdaq listing standards, which requires that a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our counsel to ensure that our Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and us, our senior management and our independent registered public accounting firm, our Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Starr, Mr. Brown, Mr. Anderson and Mr. Klausner. In making this determination, our Board found that none of the directors had a material or other disqualifying relationship with us. Dr. Robinson, our President and Chief Executive Officer, is not an independent director by virtue of his employment relationship with us, and similarly Dr. Mazar by virtue of his employment relationship with us is not an independent director.

    There are no family relationships among any of our directors or executive officers.

Vote Required

Directors are elected by a plurality of the votes cast, with the six nominees obtaining the greatest number of affirmative votes being elected as directors, even if less than a majority. As a result, abstentions will have no effect on the vote outcome.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2 – RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected BPM LLP as our independent registered public accounting firm for the year ending December 31, 2019 and has further directed that we submit the selection of BPM LLP for ratification by our stockholders at the Annual Meeting.

We are not required to submit the selection of our independent registered public accounting firm for stockholder approval but are submitting our selection of BPM LLP for stockholder ratification as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of BPM LLP. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in our best interests.

In October 2017, the Audit Committee was formed. Thereafter all audit, audit-related, tax and other services rendered by BPM LLP have been and will be reviewed, pre-approved and performance monitored by the Audit Committee. Effective March 19, 2018, the Audit Committee delegated pre-approval authority to Mr. Anderson, its chair, and to Mr. Klausner, an Audit Committee member. Pre-approval decisions are reported by the chair/delegate to the Audit Committee promptly but not later than the next scheduled Audit Committee meeting.

In its review of BPM LLP's services, the Audit Committee considers, among other factors, the possible impact of the performance of such services on the independence of BPM LLP. The Audit Committee has determined that the services performed by BPM LLP for the year ended December 31, 2018 were compatible with maintaining the independence of BPM LLP. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Information Statement: "Board Committees" and "Report of the Audit Committee."

BPM LLP has audited our financial statements since 2015. Representatives of BPM LLP will be available by telephone at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholders’ questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the aggregate fees billed or expected to be billed to us for the audit and other services rendered by BPM LLP, our independent registered public accounting firm, for the years ended December 31, 2018 and 2017.

	For the Year Ended December 31,
Description of Services Provided by BPM LLP	2018	2017
Audit Fees: These services relate to review or audit of our financial statements.	$110,993	$83,815
Audit-Related Fees: These services relate to assurance and services reasonably related to or derivative from the performance of the audit or review of our financial statements.	28,510	28,325
Tax Compliance Fees: These services relate to the preparation of our federal, state and foreign tax returns and other filings.	6,437	3,150
Tax Consulting and Advisory Services: These services primarily relate to the area of tax strategy and minimizing our Federal, state, local and foreign taxes.	—	1,250
All Other Fees	—	—

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Because abstentions are not counted as votes cast for or against this proposal, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: (1) the integrity of the Company’s financial statements; (2) the quality of the accounting and financial reporting processes of the Company; (3) the effectiveness of the Company’s internal control over financial reporting; (4) the Company’s compliance with legal and regulatory requirements; and (5) the qualifications, independence, compensation and performance of the Company’s independent registered public accounting firm BPM LLP.

    In fulfilling its responsibilities for the 2018 financial statements, the Audit Committee took the following actions:

●
analyzed, reviewed and discussed the audited financial statements with management and BPM LLP;

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reviewed and discussed with BPM LLP various communications that they provided to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard  No. 1301, Communications with Audit Committees; and

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received from and discussed with BPM LLP their written disclosures and letter required by PCAOB standards regarding their independence and further discussed directly with BPM LLP their independence from the Company.

    Based on the review and discussions referred to in the foregoing paragraphs and other additional procedures, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Audit Committee

/s/ Raymond W. Anderson, Chair

/s/ Michael J. Brown

/s/ Arthur J. Klausner

BOARD OF DIRECTORS

Board Leadership Structure and Risk Oversight

We have structured our Board in a way that we believe effectively serves our objectives of corporate governance and management oversight. We separate the roles of Chief Executive Officer and Executive Chairman of the Board in recognition of the differences between the two roles. We believe that the Chief Executive Officer should be responsible for Monopar’s day-to-day leadership and performance, while our Executive Chairman of the Board should work with our Chief Executive Officer and the rest of our Board to help set our strategic direction and provide guidance to, and oversight of our Chief Executive Officer. Our Executive Chairman sets the agenda for Board meetings and presides over them.

    Pursuant to our Audit Committee Charter, which was approved by our Board on March 22, 2018 and amended on December 4, 2018, our Audit Committee is responsible for the oversight of our risk management programs, and specifically:

●
Risk assessment and risk management. The Audit Committee shall review (at least annually or as needed due to specific circumstances) with the Company’s management and the independent registered public accounting firm the Company’s policies, procedures and current status with respect to risk assessment and risk management including steps taken by management to monitor, mitigate and manage risk exposures; and

●
The Audit Committee review shall also include the Company’s major financial risk exposures and other major risk exposures as assigned by the Board to the Audit Committee for oversight. The Audit Committee shall review with the Company’s senior management our overall anti-fraud programs and controls. The Audit Committee shall consider the risk of the Company’s management’s ability to override the Company’s internal controls.

Director Compensation for the Year Ended December 31, 2018

    The following table sets forth the compensation of our non-employee Board of Directors during the year ended December 31, 2018.

	Fees earned or	Option Awards	All Other Compensation
Name	paid in cash ($)	($)(1)	($)	Total ($)
Christopher M. Starr, Ph.D.	105,673	109,523	—	215,196
Michael J. Brown	45,500	109,523	—	155,023
Raymond W. Anderson	55,625	109,523	—	165,148
Arthur J. Klausner	46,125	109,523	—	155,648

(1) Based upon the Black-Scholes valuation model for stock option compensation expense, Option Awards represent stock options to purchase up to 26,100 shares of our common stock, awards of which were granted to each of our non-employee directors on August 28, 2018. The options commenced vesting on October 1, 2018, vested quarterly over five quarters and were valued at $109,523 for each individual.

                As of December 31, 2018, our directors held the following number of stock options:

Name	Aggregate Number of Shares Subject to Stock Options
Christopher M. Starr, Ph.D.	194,100
Michael J. Brown	47,124
Raymond W. Anderson	47,124
Arthur J. Klausner	47,124

Options Exercised and Stock Vested

    None of our executive officers or non-employee directors exercised any options during the years ended December 31, 2018 and 2017.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. It also applies to all of our employees and our non-employee directors. Our Code of Business Conduct and Ethics is available on our website at www.monopartx.com and will be provided to any person without charge upon request. Information on our website is NOT incorporated by reference in this Information Statement.

EXECUTIVE OFFICERS

Our current executive officers, their respective ages as of the date of this Information Statement and positions are set forth in the following table. Biographical information regarding each executive officer (other than Dr. Robinson and Dr. Mazar) is set forth following the table. Biographical information for Dr. Robinson and Dr. Mazar is set forth above under Proposal No. 1 (Election of Directors).

Name	Age	Positions
Chandler D. Robinson, MD MBA MSc	35	Chief Executive Officer, Director
Andrew P. Mazar, Ph.D.	57	Executive Vice President of Research and Development, Chief Scientific Officer, Director
Kim R. Tsuchimoto	56	Chief Financial Officer, Secretary and Treasurer
Patrice Rioux, MD, Ph.D.	68	Acting Chief Medical Officer

Kim R. Tsuchimoto – Chief Financial Officer

Ms. Tsuchimoto has been our Chief Financial Officer since June 2015. Ms. Tsuchimoto spent over nine years at Raptor, a biopharmaceutical company, as its Chief Financial Officer from Raptor’s inception in May 2006 until September 2012, as Raptor’s Vice President of International Finance, Tax & Treasury from September 2012 to February 2015, and lastly as Raptor’s Vice President, Financial Planning & Analysis and Internal Controls from February to May 2015. Prior to Raptor, Ms. Tsuchimoto spent eight years at BioMarin, a biopharmaceutical company, and its predecessor, Glyko, Inc., where she held the positions of Vice President-Treasurer, Vice President-Controller and Controller. Ms. Tsuchimoto received a B.S. in Business Administration from San Francisco State University. She holds an inactive California Certified Public Accountant license.

Patrice Rioux, MD, Ph.D. – Acting Chief Medical Officer

Dr. Rioux has been our Acting Chief Medical Officer since December 2016. Dr. Rioux has been performing development, medical/regulatory, and clinical consulting services for us through his consulting company, pRx Consulting, LLC from June 2004 to the present. Dr. Rioux received his medical education at Faculté de Médecine Pitié-Salpetriere, his Ph.D. in Mathematical Statistics at Faculté des Sciences, and his Degree of Pharmacology (pharmacokinetics and clinical pharmacology) at Faculté de Médecine Pitié-Salpetriere.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the fiscal years ended December 31, 2018, 2017 and 2016, the compensation of the Company’s Chief Executive Officer and the Company's two highest compensated executive officers whose compensation exceeded $100,000 during our last fiscal year.

Name and Positions	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1) (2)	All Other Compensation ($)(3)	Total ($)

Chandler D. Robinson M.D., Chief Executive Officer and Director	2018	375,000	—	640,928	55,000	1,070,928
	2017	330,545	—	46	70,000	400,591
	2016	300,000	—	42	75,000	375,042

Andrew P. Mazar, Ph.D.(4), Executive Vice President of Research and Development and Chief Scientific Officer and Director	2018	350,000	—	591,592	55,000	996,592
	2017	75,731	—	46	238,750	314,527
	2016	—	—	42	197,500	197,542

Kim R. Tsuchimoto(5), Chief Financial Officer	2018	125,991	—	181,046	18,000	325,037
	2017	11,370	—	13	50,000	61,383
	2016	—	—	11	79,500	79,511

Kirsten B. Anderson(6), Former Senior Vice President, Clinical Development	2018	123,000	-	-	80,618	203,618
	2017	43,000	5,000	132,041	78,550	278,591
	2016	—	—	—	—	—

(1) The amounts in this column represent the aggregate grant date fair value of stock options awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model for employees and on each remeasurement date for consultants. For a discussion of valuation assumptions, see Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 26, 2019.

(2) In 2016, each of Dr. Robinson and Dr. Mazar were granted options to purchase up to 84,000 shares of our common stock and Ms. Tsuchimoto was granted options to purchase up to 21,000 shares of our common stock as discussed below in the section “Outstanding Equity Awards at Fiscal Year End”. Based upon the Black-Scholes valuation model for stock option compensation expense, the value of Dr. Robinson’s and Dr. Mazar’s stock options was $42 and the value of Ms. Tsuchimoto’s stock options was $11. The options vested 50% on the grant date (April 4, 2016), 25% on the six-month anniversary of the grant date (October 4, 2016) and 25% on the one- year anniversary of the grant date (April 3, 2017).

In 2017, each of Dr. Robinson and Dr. Mazar was granted options to purchase up to 84,000 shares of our common stock and Ms. Tsuchimoto was granted options to purchase up to 23,520 shares of our common stock as discussed below in the section “Outstanding Equity Awards at Fiscal Year End”. Based upon the Black-Scholes valuation model for stock option compensation expense, the value of Dr. Robinson’s, Dr. Mazar’s and Ms. Tsuchimoto’s stock options was $46, $46, and $13, respectively. The options granted to Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto in 2017 vested 6/48ths on the six-month anniversary of grant date (August 20, 2017) and 1/48th per month thereafter.

In 2018, Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto were granted options to purchase up to 145,500, 134,300 and 41,000 shares of our common stock, respectively, as discussed below in the section “Outstanding Equity Awards at Fiscal Year End”. Based upon the Black-Scholes valuation model for stock option compensation expense, the value of Dr. Robinson’s, Dr. Mazar’s and Ms. Tsuchimoto’s stock options was $640,928, $591,592, and $181,046, respectively. The options granted in 2018 to Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto commenced vesting on October 1, 2018 and vested 6/48ths on the six-month anniversary of vesting commencement date (March 31, 2019) and 1/48th per month thereafter.

(3) For 2016, All Other Compensation consisted of the following: for Dr. Robinson, an employer funded 401(k) in the amount of $53,000 plus $22,000 representing amounts paid in lieu of insurance and other medical benefits (“Benefits”); for Dr. Mazar $197,500 of consulting fees earned prior to becoming an employee on November 1, 2017; and for Ms. Tsuchimoto $79,500 of consulting fees earned prior to becoming an employee on November 1, 2017.

For 2017, All Other Compensation consisted of the following: for Dr. Robinson, an employer funded 401(k) in the amount of $54,000 plus $16,000 in lieu of Benefits; for Dr. Mazar $225,000 of consulting fees earned prior to becoming an employee on November 1, 2017 plus $13,750 in lieu of Benefits as an employee; and for Ms. Tsuchimoto $50,000 of consulting fees earned prior to becoming an employee on November 1, 2017.

For 2018, All Other Compensation consisted of the following: for Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto in lieu of Benefits of $55,000, $55,000 and $18,000, respectively.

   (4) Until November 1, 2017, Dr. Mazar was a consultant acting as chief scientific officer for $225,000 and $197,500 in consulting fees in 2017 and 2016, respectively, with no additional compensation for Board Member services. As of November 1, 2017, Dr. Mazar became employed as our Executive Vice President of Research and Development, and Chief Scientific Officer at an annual base salary of $350,000 and an amount in lieu of benefits of $55,000. A pro rata amount of in lieu of benefits of $13,750 is included in All Other Compensation.

(5) Until November 1, 2017, Ms. Tsuchimoto was a consultant acting as chief financial officer for $50,000 and $79,500 in consulting fees in 2017 and 2016, respectively. As of November 1, 2017, Ms. Tsuchimoto became employed as our Chief Financial Officer initially at ¼ of full-time at an annual base salary of $68,750 and as of March 1, 2018, Ms. Tsuchimoto commenced working ½ of full time at an annual base salary of $137,500 and an amount in lieu of Benefits of $21,600. In 2018, a pro rata amount of in lieu of Benefits of $18,000 is included in All Other Compensation.

(6) Until November 1, 2017, Ms. Anderson was a consultant during 2017 providing clinical development strategy for $78,550 in consulting fees. As of November 1, 2017, Ms. Anderson became employed as our Senior Vice President, Clinical Development at an annual base salary of $260,000 and a sign-on bonus of $25,000. On November 1, 2017, Ms. Anderson was granted options to purchase up to 40,000 shares of our common stock as discussed below in the section “Outstanding Equity Awards at Fiscal Year End”. Based upon the Black-Scholes valuation model for stock option compensation expense, the value of Ms. Anderson’s stock options was $132,041. The options vested 6/48ths on the six-month anniversary of grant date (May 1, 2018) and 1/48th per month thereafter. As of June 20, 2018, Ms. Anderson was no longer with the Company, at which time options to purchase up to 34,167 shares of our common stock were forfeited and options to purchase up to 5,833 shares of our common stock expired unexercised on September 20, 2018. For 2018, All Other Compensation for Ms. Anderson consisted of the following: $4,818 in lieu of Benefits from April 1, 2018 to June 20, 2018; $65,000 representing three months of base salary severance; and $10,800 representing six months in lieu of Benefits.

Employment Agreements

In December 2016, we entered into an employment agreement with Dr. Robinson for his role as our chief executive officer. Although we have been paying Dr. Robinson as our employee since January 1, 2016, we did not enter into a formal employment agreement until December 2016. Dr. Robinson’s employment agreement is for an indefinite term (for at-will employment). The agreement was amended and restated on November 1, 2017.

Under his employment agreement, Dr. Robinson currently receives a $375,000 per year base salary, which may be adjusted from time to time in accordance with normal business practice and in our sole discretion. In addition, Dr. Robinson will be eligible for an annual performance bonus, of up to 50% of his base salary, based on achieving goals as determined by our Board and our Compensation Committee. Until we obtain retirement and healthcare benefits for our eligible employees and Dr. Robinson elects to opt in to such benefits, Dr. Robinson is entitled to an additional salary of at least $4,583.33 per month (or such greater amount as determined by our Board) in lieu of such benefits. Effective January 1, 2019, the Board approved a cost of living increase resulting in a new base salary for Dr. Robinson of $386,250. In March 2019, the Board awarded to Dr. Robinson a bonus of $7,500 related to 2018 performance.

On November 1, 2017, we entered into an employment agreement with Dr. Mazar for his role as our Executive Vice President of Research and Development and Chief Scientific Officer. Dr. Mazar’s employment agreement is for an indefinite term (for at-will employment). Under his employment agreement, Dr. Mazar receives a $350,000 per year base salary, which may be adjusted from time to time in accordance with normal business practice and in our sole discretion. In addition, Dr. Mazar will be eligible for an annual performance bonus, of up to 40% of his base salary, based on achieving goals as determined by our Board and our Compensation Committee. Until we obtain retirement and healthcare benefits for our eligible employees and Dr. Mazar elects to opt in to such benefits, Dr. Mazar is entitled to an additional salary of at least $4,583.33 per month (or such greater amount as determined by our Board) in lieu of such benefits. Effective January 1, 2019, the Board approved a cost of living increase resulting in a new base salary for Dr. Mazar of $360,500. In March 2019, the Board awarded to Dr. Mazar a bonus of $5,600 related to 2018 performance.

On November 1, 2017, we entered into an employment agreement with Ms. Tsuchimoto for her role as our Chief Financial Officer. Ms. Tsuchimoto’s employment agreement is for an indefinite term (for at-will employment). The agreement was amended on March 1, 2018. Under her employment agreement, Ms. Tsuchimoto receives a $137,500 per year base salary to reflect 50% time, which may be adjusted from time to time in accordance with normal business practice and in our sole discretion. Ms. Tsuchimoto is entitled to an additional salary of up to $1,800 per month in lieu of medical, dental and vision benefits until such time the Company has such benefit plans in place. In addition, Ms. Tsuchimoto will be eligible for an annual performance bonus determined by our Board and our Compensation Committee. Effective January 1, 2019, the Board approved a cost of living increase resulting in a new base salary for Ms. Tsuchimoto of $141,625. In March 2019, the Board awarded to Ms. Tsuchimoto a bonus of $2,200 related to 2018 performance.

On November 1, 2017, we entered into an employment agreement with Ms. Anderson for her role as our Senior Vice President of Clinical Development. Ms. Anderson’s employment agreement was for an indefinite term (for at-will employment). Under her employment agreement, Ms. Anderson received a $260,000 per year base salary, which may be adjusted from time to time in accordance with normal business practice and in our sole discretion. Ms. Anderson's employment agreement included a $25,000 sign-on bonus. As of June 20, 2018, Ms. Anderson was no longer with the Company. Pursuant to Ms. Anderson’s termination agreement, she received a lump sum representing three months of base salary totaling $65,000 plus six months of taxable fringe benefits to cover healthcare insurance totaling $10,800.

Outstanding Equity Awards at December 31, 2018

The following table sets forth outstanding stock option awards held by named executive officers as of December 31, 2018. There were no outstanding stock awards as of December 31, 2018.

	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Chandler D. Robinson, M.D., Chief Executive Officer and Director	—(1)	145,500(1)	$6.00	August 27, 2028
	38,500(2)	45,500(2)	$0.001	February 19, 2027
	84,000(3)	—(3)	$0.001	April 3, 2026

Andrew P. Mazar, Ph.D., Executive Vice President of Research and Development and Chief Scientific Officer and Director	—(1)	134,300(1)	$6.00	August 27, 2028
	38,500(2)	45,500(2)	$0.001	February 19, 2027
	84,000(3)	—(3)	$0.001	April 3, 2026

Kim R. Tsuchimoto, Chief Financial Officer	—(1)	41,100(1)	$6.00	August 27, 2028
	10,780(2)	12,740(2)	$0.001	February 19, 2027
	21,000(3)	—(3)	$0.001	April 3, 2026

Kirsten B. Anderson Former Senior Vice President, Clinical Development	—(4)	—(4)	N/A	N/A

(1)
Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto were granted stock option awards on August 28, 2018 which commenced vesting on October 1, 2018 and vested 6/51 on the six-month anniversary of vesting commencement date (March 31, 2019) and vest 1/51 per month thereafter.

(2)
Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto were granted stock option awards on February 20, 2017 which vested 6/48ths on the six-month anniversary of grant date (August 20, 2017) and 1/48th per month thereafter.

(3)
Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto were granted stock option awards on April 4, 2016 which vested 50% on the grant date (April 4, 2016), 25% on the six-month anniversary of the grant date (October 4, 2016) and 25% on the one-year anniversary of the grant date (April 3, 2017).

(4)
On November 1, 2017, Ms. Anderson was granted options to purchase up to 40,000 shares of our common stock. As of June 20, 2018, Ms. Anderson was no longer with the Company, at which time options to purchase up to 34,167 shares of our common stock were forfeited and options to purchase up to 5,833 shares of our common stock expired unexercised on September 20, 2018.

Potential Payments upon Termination or Change in Control

Each of Dr. Robinson’s, Dr. Mazar’s and Ms. Tsuchimoto’s employment agreements provides that upon execution and effectiveness of a release of claims, Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto will be entitled to severance payments if their employment with us terminates under certain circumstances. If we terminate their employment without “cause,” or if Dr. Robinson, Dr. Mazar or Ms. Tsuchimoto resigns for “good reason,” in each case absent a “change in control,” Dr. Mazar and Dr. Robinson would receive, (1) base salary continuation for 12 months, (2) to provide that any equity awards will continue vesting, (3) payment of or reimbursement for COBRA continuation coverage until the earlier of 12 months following termination or the date the executive become eligible for coverage under an employer’s plan and (4) to the extent allowed by applicable law and the applicable plan documents, continue to provide all of our employee benefit plans and arrangements that the employee was receiving at the time of termination. Ms. Tsuchimoto would receive, (1) base salary continuation for 3 months, (2) to provide that any equity awards will continue vesting, (3) if Ms. Tsuchimoto is full-time, payment of or reimbursement for COBRA continuation coverage until the earlier of 12 months following termination or the date the executive become eligible for coverage under an employer’s plan and (4) to the extent allowed by applicable law and the applicable plan documents, continue to provide all of our employee benefit plans and arrangements that the employee was receiving at the time of termination. In addition, equity awards held by the terminated employee, that vest solely on the passage of time, will be accelerated by 12 months.

If Dr. Robinson’s or Dr. Mazar’s employment is terminated without cause or for good reason within 12 months following a change in control, they would be entitled to (1) a lump sum payment in an amount equal to 1.5 times his respective base salary plus target annual bonus for the year in which the termination occurs, (2) payment of or reimbursement for COBRA continuation coverage until the earlier of 18 months following termination or the date the executive becomes eligible for coverage under an employer’s plan and (3) full vesting acceleration of all outstanding equity awards. If either of Dr. Mazar’s or Dr. Robinson’s employment is terminated because of death or permanent disability, we will be obligated to provide base salary continuation and COBRA payment or reimbursement for a period of three months.

If Ms. Tsuchimoto’s employment is terminated without cause or for good reason within 12 months following a change in control, she would be entitled to (1) a lump sum payment in an amount equal to ..25 times her base salary plus target annual bonus for the year in which the termination occurs, (2) if Ms. Tsuchimoto is full-time, payment of or reimbursement for COBRA continuation coverage until the earlier of 3 months following termination or the date the executive becomes eligible for coverage under an employer’s plan and (3) full vesting acceleration of all outstanding equity awards. If Ms. Tsuchimoto’s employment is terminated because of death or permanent disability, we will be obligated to provide base salary continuation and COBRA payment or reimbursement for a period of three months.

                  Upon any termination of employment, Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto are entitled to receive any accrued but unpaid base salary and any earned but unpaid annual bonus.

The employment agreements with Dr. Robinson, Dr. Mazar and Ms. Tsuchimoto provide that, in the event that any payments the executives received in connection with a change in control of our Company are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments will be reduced to the greatest amount payable that would not result in no such tax owed, but only if it is determined that such reduction would cause the executive to be better off, on a net after-tax basis, than without such reduction and payment of the excise tax under Section 4999 of the Code.

Stock Option Plan

In April 2016, our Board and stockholders holding more than a majority of our outstanding convertible preferred stock approved the Monopar Therapeutics Inc. 2016 Stock Incentive Plan (as subsequently amended, the “Plan”).

    Share Reserve

The Plan originally allowed us to grant up to an aggregate 10,000 shares of stock awards, stock options, stock appreciation rights and other stock-based awards to employees, non-employee directors and consultants. In March 2017, at the time of the conversion of the then outstanding preferred stock to our common stock and a concurrent 70-for-1 split of our common stock, the Administrator effected the 70-for-1 stock split for the Plan which increased the stock option pool from 10,000 to 700,000 and changed the stock options granted in 2016 and in February 2017 by a 70-for-1 factor. No other features were changed on the outstanding stock options granted.

The Plan was subsequently amended and restated in October 2017, which was approved by stockholders holding more than a majority of our outstanding common stock, in order to increase the maximum aggregate grants under the Plan from 700,000 to 1,600,000 shares of stock awards, stock options, stock appreciation rights and other stock-based awards.

Administration

The Plan provides that the administrator of the Plan will be our Board, a committee designated by our Board, or an individual designee (the “Administrator”). On February 28, 2018, our independent Directors approved the appointment of a committee (the “Plan Administrator Committee”) consisting of three independent, non-employee Directors (Dr. Starr, Mr. Brown, and Mr. Anderson) to serve as the Administrator of the Plan. The Plan Administrator Committee will require a quorum of at least two of the three members on all decisions. The Administrator has exclusive authority, consistent with laws and the terms of the Plan, to designate recipients of options to be granted thereunder and to determine the number and type of options and the number of shares subject thereto. Prior to the formation of the Plan Administrator Committee, Mr. Brown was the Board-representative Administrator of the Plan.

    Eligibility

    Under the Plan, awards may be granted only to our directors, employees and consultants or any of our affiliates; provided, however, that Incentive Stock Options may be granted only to our employees and employees of our subsidiaries (within the meaning of Section 424(f) of the Code).

Under the Plan, the per share exercise price for the shares to be issued upon exercise of an option is to be determined by the Plan administrator, except that the per share exercise price may be no less than 100% of the fair market value per share on the grant date. Fair market value is established by our Board, using third party valuation reports and recent financings. Stock options generally expire after ten years.

    Options

The per share exercise price for the shares to be issued upon exercise of an option shall be determined by the Administrator, except that the per share exercise price shall be no less than 100% of the fair market value per share on the grant date, except with respect to conversion awards. Subject to Section 15 of the Plan, the exercise price of an option may not be reduced without shareholder approval, nor may outstanding options be cancelled in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original option without shareholder approval. Options granted under the Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the option’s term as determined by the Administrator and as specified in the option agreement. The Administrator shall have the right to make the timing of the ability to exercise any option granted under this Plan subject to continued active employment (or retention in the case of a consultant or director), the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an option, the Administrator may reduce or eliminate any restrictions surrounding any participant’s right to exercise all or part of the option. Fair market value is established by our Board, using third party valuation reports and recent financings. Stock options generally expire after ten years.

Stock Appreciation Rights

A Stock Appreciation Right is a right that entitles the awardee to receive, in cash or shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the fair market value of a specified number of shares at the time of exercise over (ii) the aggregate exercise price of the right, as established by the Administrator on the grant date. Stock Appreciation Rights may be granted to awardees either alone (“freestanding”) or in addition to or in tandem with other awards granted under the Plan and may, but need not, relate to a specific option granted under the Plan. To date, we have not granted any Stock Appreciation Rights under the Plan.

                  Stock Awards

Each Stock Award agreement shall contain provisions regarding (i) the number of shares subject to such stock award or a formula for determining such number, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. To date, we have not granted any Stock Awards under the Plan.

Other Stock-Based Awards

An “Other Stock-Based Award” means any other type of equity-based or equity-related award not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted shares), as well as any cash bonus based on the attainment of qualifying performance criteria, in such amount and subject to such terms and conditions as the Administrator shall determine. Such awards may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares or pursuant to attainment of a performance goal. To-date, we have not granted any Other Stock-Based Awards under the Plan.

Limited Transferability

Unless determined otherwise by the Administrator, an award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution, including but not limited to any attempted assignment or transfer in connection with the settlement of marital property or other rights incident to a divorce or dissolution, and any such attempted sale, assignment or transfer shall be of no effect prior to the date an Award is vested and settled. The Administrator may only make an award transferable to an awardee’s family member or any other person or entity provided the awardee does not receive consideration for such transfer. If the Administrator makes an award transferable, either as of the grant date or thereafter, such award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

    Change of Control

In the event of a change of control, unless otherwise determined by the Administrator as of the grant date of a particular award (or subsequent to the grant date), the following acceleration, exercisability and valuation provisions shall apply: (i) on the date that such change of control occurs, any or all options and Stock Appreciation Rights awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested; (ii) except as may be provided in an individual severance or employment agreement (or severance plan) to which an awardee is a party, in the event of an awardee’s termination of employment within two (2) years after a change of control for any reason other than because of the awardee’s death, retirement, disability or termination for cause, each option and Stock Appreciation Right held by the awardee (or a transferee) that is vested shall remain exercisable until the earlier of the third (3rd) anniversary of such termination of employment (or any later date until which it would remain exercisable under such circumstances by its terms) or the expiration of its original term; (iii) on the date that such change of control occurs, the restrictions and conditions applicable to any or all Stock Awards and Other Stock-Based Awards shall lapse and such awards shall be fully vested. Unless otherwise provided in an award at the grant date, upon the occurrence of a change of control, any performance-based award shall be deemed fully earned at the target amount as of the date on which the change of control occurs. All Stock Awards, Other Stock-Based Awards and cash awards shall be settled or paid within thirty (30) days of vesting hereunder; (iv) the Administrator, in its discretion, may determine that, upon the occurrence of a change of control of the Company, each option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share subject to such option or Stock Appreciation Right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such change of control over the exercise price per share of such option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Administrator, in its discretion, shall determine, and if there is no excess value, the Administrator may, in its discretion, cancel such awards.

Adjustments

In the event of (i) a stock dividend, extraordinary cash dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting our capital structure or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, liquidation, disaffiliation, or similar event affecting us or any of our subsidiaries, the Administrator or our Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable. In the case of share changes, such adjustments shall be mandatory in order to avoid material impairment of any outstanding award; provided, however, the Administrator or the Board shall retain discretion to determine the appropriate and equitable substitutions and adjustments that will be made to avoid such material impairment.

Amendment and Termination

Our Board may amend, alter or discontinue the Plan or any award agreement, but any such amendment shall be subject to approval of our stockholders in the manner and to the extent required by applicable law.

Option Grants Under the Plan

In April 2016, our Board granted to non-employee board members and our acting chief financial officer stock options to purchase up to an aggregate 273,000 shares of our common stock at an exercise price of $0.001 per share (the par value) based upon a third-party valuation of our common stock. Such stock options vested 50% on grant date, 25% on the six-month anniversary of the grant date and 25% on the one year, anniversary of the grant date. In December 2016, our Board granted to our acting chief medical officer options to purchase up to 7,000 shares of our common stock. Such options vested monthly over six months from the grant date. In February 2017, our Board granted to its Members and our acting chief financial officer stock options to purchase up to an aggregate 275,520 shares of our common stock at an exercise price of $0.001 per share (the par value) based upon a third-party valuation of our common stock. Such options vest 6/48ths upon the six-month anniversary of the grant date and 1/48th per month thereafter. In September 2017 and November 2017, stock options to purchase up to an aggregate 103,072 shares of our common stock were granted at an exercise price of $6.00, based on the price per share at which common stock was sold in our most recent private offering. 61,024 of such options vest 6/48ths upon the six-month anniversary of the grant date and 1/48th per month thereafter, 21,024 of such options vest 6/42nd upon the six month anniversary of the grant date and 1/42nd per month thereafter and 21,024 of such options vest 6/24ths upon the six month anniversary of the grant date and 1/24th per month thereafter. On January 1, 2018, our Board granted to our acting chief medical officer options to purchase up to 32,004 shares of our common stock at an exercise price of $6 per share, and such options vest 12,000 on the date of grant and 1,667 options on the 1st of each month thereafter. On May 21, 2018, our Board granted to an employee options to purchase up to 5,000 shares of our common stock at an exercise price of $6 per share, and such options vest 6/48ths on the grant date ant 1/48th per month thereafter. On August 6, 2018, our Board granted to an employee options to purchase up to 5,000 shares of our common stock at an exercise price of $6 per share, and such options vest 6/48ths on the six-month anniversary of grant date ant 1/48th per month thereafter. In August 2018, stock options to purchase up to an aggregate 425,300 shares of our common stock were granted at an exercise price of $6.00. 104,400 options vests commencing on October 1, 2018 quarterly over five quarters. 320,900 options vest commencing on October 1, 2018, 6/51 on the six-month anniversary of vesting commencement date and 1/51 per month thereafter. In December 2018, stock options to purchase up to an aggregate 20,000 shares of our common stock were granted at an exercise price of $6.00. The exercise price of the stock options granted in 2018 are based upon the price per share at which our common stock was sold in our most recent private offering. In 2018, 40,000 options expired related to an employment termination. All outstanding stock options have a ten-year term. 1,105,896 stock options were outstanding as of December 31, 2018.

Pension Benefits

                    We do not have a defined benefit pension plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during the year ended December 31, 2018.

401(k) Plan

We maintain a defined contribution employee retirement plan for our employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan.

The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $18,500 for 2018, a $500 rise from 2017 and 2016 limits. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2018 may be up to an additional $6,000 above the statutory limit. Employees become eligible to participate in the 401(k) plan after four months of active employment with the Company.

Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The 401(k) plan also permits us to make discretionary profit-sharing contributions and discretionary matching contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary profit sharing or discretionary matching contributions to the plan on behalf of participating employees.

During the period between January 2016 and October 2017, we maintained an individual defined contribution employee retirement plan (“i401(k)”) for Dr. Robinson, our only employee during that period. Under the i401(k) plan we contributed for the benefit of Dr. Robinson up to the statutory limit under Section 415(c) (1)(A) of the Code, which was $54,000 in 2017 and $53,000 in 2016 and is included under All Other Compensation on the Summary Compensation Table.

Nonqualified Deferred Compensation

During the year ended December 31, 2018, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Relationships and Related-Person Transactions

Since January 2015, we (including as Monopar Therapeutics, LLC) have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers and holders of more than 5% of our voting securities, and our co-founders. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

During the years ended December 31, 2018 and 2017, we paid or accrued legal fees to Baker & Hostetler, LLP, a large national law firm, in which a family member of the Company’s Chief Executive Officer was a law partner until January 31, 2019, approximately $152,094 and $289,175, respectively. The family member billed a de minimis amount of time on our legal engagement with Baker & Hostetler, LLP.

Contributions by Tactic Pharma

We were initially formed as a Delaware limited liability company in December 2014, with the name Monopar Therapeutics, LLC, at which time Tactic Pharma contributed technology and related assets of MNPR- 101 to us, in exchange for 1,000,000 shares of Series Z Preferred Units, which were exchanged for 100,000 shares of Series Z Preferred Stock at the time of our conversion to a corporation. The issued Series Z Preferred Stock was recorded at par value $0.001 per share on our balance sheet reflecting the historical capitalized cost basis, due to the fact that MNPR-101’s development costs were previously expensed (not capitalized) by Tactic Pharma. In March 2017, the 100,000 shares of Series Z Preferred Stock were converted into 7,000,000 shares of our common stock, $.0001 par value in connection with the Conversion. See “Conversion of Preferred Stock to common stock”. We reimbursed Tactic Pharma, a de minimis amount in monthly storage fees during the year ended December 31, 2017 and nothing during the year ended December 31, 2018. In March 2017, Tactic Pharma wired $1,000,000 to us in advance of the sale of our common stock at $6 per share under a private placement memorandum. In April 2017, we issued to Tactic Pharma 166,667 shares in exchange for the $1,000,000 at $6 per share once we began selling our common stock to unaffiliated parties under the private placement memorandum. In August 2017, Tactic Pharma surrendered 2,888,727.12 shares of our common stock back to us as a contribution to the capital of the Company. This resulted in reducing Tactic Pharma’s ownership in us from 79.5% to 69.9%. Following the surrender of the common stock, Tactic Pharma contributed 4,111,272.88 shares of its holdings in our common stock to TacticGem pursuant to the Gem Transaction discussed in detail in below. As of May 10, 2019, Tactic Pharma beneficially owned 46% of our common stock, and TacticGem owned 77% of our common stock.

Gem Pharmaceuticals, LLC (“Gem”) Transaction

On June 27, 2017, we signed a term sheet with Gem pursuant to which Gem was to transfer assets related to certain of its product candidate programs to us in exchange for 32% of our outstanding common stock on a fully-diluted basis. The Gem transaction was structured through a limited liability company, TacticGem, which Gem formed with Tactic Pharma, our largest stockholder at that time. Gem contributed certain of Gem’s product candidates’ intellectual property and agreements associated primarily with Gem’s GPX-150 (renamed camsirubicin or MNPR-201) product candidate program, along with $5,000,000 in cash (the “Gem Contributed Assets”) to TacticGem for a 42.633% interest, and Tactic Pharma contributed 4,111,272.88 shares of our common stock to TacticGem for a 57.367% interest. Then, TacticGem contributed the Gem Contributed Assets to us in exchange for 3,055,394.12 newly issued shares of our common stock (31.4% on a fully-diluted basis) (the two contributions collectively, the “Gem Transaction”). The contribution by TacticGem, made in conjunction with contributions from outside investors in a private offering, was intended to qualify for tax-free treatment. The Gem Transaction closed on August 25, 2017. Following the Gem Transaction, TacticGem owns 7,166,667 shares of our stock. Pursuant to the TacticGem limited liability company agreement, all votes of our common stock by TacticGem (aside from the election of our Board of Directors) is required to be passed through to Tactic Pharma and Gem based on their percentage interest (currently pursuant to this voting agreement, Tactic Pharma has voting and investment power over 4,111,272.88 shares of our common stock and Gem has voting and investment power over 3,055,394.12 shares of our common stock). Neither Gem nor TacticGem was a related person prior to the Gem Transaction. The TacticGem limited liability company agreement provides that its manager will vote all shares of our common stock held by it to elect Tactic Pharma’s nominees to our Board of Directors plus one person nominated by Gem, initially Arthur J. Klausner. Gem submitted an IND in February 2007, for camsirubicin, formerly known as GPX-150, for the treatment of cancer. The IND remains open and was transferred to us in February 2018.

Pursuant to the Conversion and the Gem Transaction and sales of our common stock in September 2017, Tactic Pharma now holds voting and investment power over 4,277,939.88 shares of our common stock, which is 46.0% of our outstanding common stock. In the ordinary course of business, we have reimbursed and continue to reimburse Tactic Pharma for expenses Tactic Pharma has paid on our behalf, which historically included legal patent fees and storage rental fees. Certain of our Board Members and executive officers own and control Tactic Pharma. Although no single person has a controlling interest in Tactic Pharma, acting together, they are able to control Tactic Pharma and a large voting block of our common stock.

Stock Purchases by Directors and Executive Officers

    The following table sets forth the number of shares of our common stock owned by our co-founders and directors (taking into account the Conversion).

Name	Related Person Status	Year	# Shares of Common Stock	Purchase Price Per Share	Transaction Value (and Related Person’s Interest) ($)
Christopher M. Starr, Ph.D.	Executive Chairman	2016	29,400	$ 3.57	105,000
		2017	20,000	$6.00	120,000
Chandler D. Robinson, M.D.	Director, Chief Executive Officer	2016	14,002.30	$3.57	50,010
Andrew P. Mazar, Ph.D.	Director, Executive Vice President of Research and Development, Chief Scientific Officer	2016	14,002.30	$3.57	50,010
Michael J. Brown	Director	2016	210,000	$3.57	750,000
Raymond W. Anderson	Director	2017	1,000	$6.00	6,000
Arthur Klausner	Director	2017	5,000	$6.00	30,000

Procedures for Related-Person Transactions

A “related person” includes any director, nominee for director or executive officer of the Company; a beneficial owner of more than five percent of any class of our voting securities; and a person who is an immediate family member of any such director, nominee for director, executive officer or more-than-five percent beneficial owner (the term “immediate family member” shall include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of any such director, nominee for director, executive officer or more- than-five percent beneficial owner).

Our Board has adopted our Audit Committee Charter which delegates the review and approval of related-person transactions to the Audit Committee. The Audit Committee reviews and approves or disapproves any transaction required to be disclosed according to SEC Regulation S-K, Item 404 between the Company and any related party on an on-going basis and oversees policies and procedures for the Audit Committee’s judgments as to related party transactions as required by Nasdaq. Our Audit Committee will discuss with our management the business rationale for the transactions and whether appropriate disclosures have been made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table and the related notes present information on the beneficial ownership of shares of our common stock, our only outstanding class of stock, as of May 10, 2019 by:

●
each of our directors;

●
each of our named executive officers;

●
all of our current directors and executive officers as a group; and

●
each person known by us to beneficially own more than five percent of our common stock

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of our common stock that may be acquired by an individual or group within 60 days of May 10, 2019, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Beneficial ownership is based upon 9,291,421 shares of our common stock outstanding as of May 10, 2019.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

Name and Address of Beneficial Owner	Shares of Common Stock
*Unless otherwise noted, addresses are: 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091	Beneficially Owned	Percent of Class Held

TacticGem, LLC(1)	7,166,667	77.10%
Tactic Pharma LLC(1)	4,277,940	46.00%
Gem Pharmaceutical LLC(1) 941 Lake Forest Cir., Birmingham, AL 35244	3,055,394	32.90%
Chandler D. Robinson, Chief Executive Officer and Director(2)	172,673	1.80%
Christopher M. Starr, Executive Chairman and Director(3)	198,060	2.10%
Andrew P. Mazar, Executive Vice President of Research and Development, Chief Scientific Officer and Director(4)	170,696	1.80%
Michael J. Brown, Director(5)	244,056	2.60%
Raymond W. Anderson, Director(6)	27,173	*
Arthur J. Klausner, Director(7)	30,296	*
Kim R. Tsuchimoto, Chief Financial Officer(8)	41,971	*
Patrice P. Rioux, Acting Chief Medical Officer(9)	49,005	*
Named executive officers and directors as a group (8 persons)(10)	8,100,597	81.60%

(1)
Tactic Pharma shares voting and investment power over 4,111,273 shares of our common stock owned by TacticGem, and Gem shares voting and investment power over 3,055,394 shares of our common stock owned by TacticGem, because pursuant to the TacticGem limited liability company agreement all votes of our common stock (other than votes for the election of directors) are passed through to Tactic Pharma and Gem in proportion to their percentage interests in TacticGem, and after an initial holding period, which ends after we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for a period of at least 12 months, either member of TacticGem can cause up to its proportionate shares of our common stock to be distributed to it. Tactic Pharma holds 166,667 shares of stock in its own name. Dr. Mazar and Dr. Robinson are managers of Tactic Pharma; because of this, they control voting and dispositive power over 4,111,273 shares of our common stock owned by TacticGem, and over our common stock owned by Tactic Pharma. Gem is controlled by Pharma Investments, LLC, which is in turn controlled by Diane M. Hendricks.

(2)
Includes 158,670 common stock options that vest within 60 days after May 10, 2019.

(3)
Includes 148,660 common stock options that vest within 60 days after May 10, 2019.

(4)
Includes 156,693 common stock options that vest within 60 days after May 10, 2019.

(5)
Includes 34,056 common stock options that vest within 60 days after May 10, 2019.

(6)
Includes 26,173 common stock options that vest within 60 days after May 10, 2019.

(7)
Includes 25,296 common stock options that vest within 60 days after May 10, 2019.

(8)
Includes 41,971 common stock options that vest within 60 days after May 10, 2019.

(9)
Includes 49,005 common stock options that vest within 60 days after May 10, 2019.

(10)
Shares held by TacticGem are only included in the total beneficial ownership of our named executive officers and directors because the limited liability agreement of TacticGem provides that the Manager of TacticGem will vote our common stock held by TacticGem to elect Tactic Pharma’s nominees plus one person designated by Gem (until we achieve listing on a national stock exchange) to our Board, and acting together the directors are able to control Tactic Pharma and how it selects its nominees for our Board.

          * Less than 1%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. To our knowledge, based solely on the review of copies of the reports filed with the SEC and any written representations that no other reports were required, all reports required to be filed by our executive officers, directors and beneficial owners of more than 10% of our common stock were timely filed during the year ended December 31, 2018, except that Forms 4 reporting the grants of stock options on August 28, 2018 were filed on September 27, 2018 for the following directors and officers: Dr. Robinson, Dr. Mazar, Dr. Starr, Ms. Tsuchimoto, Mr. Brown, Mr. Anderson and Mr. Klausner.

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at our Annual Meeting. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate Secretary in the form prescribed by our Amended and Restated Bylaws, as described below.

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Security holders may send communications to the Board of Directors care of our investor relations department at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement for the 2020 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received by our corporate Secretary no later than the close of business on December 29, 2019. In order to be considered for inclusion in our proxy statement, these proposals must satisfy the requirements of SEC Rule 14a-8.

To be properly brought before the 2020 annual meeting of stockholders, stockholders who intend to present a stockholder proposal or director nomination at the meeting must deliver written notice of the proposal or nomination to our corporate Secretary between 90 and 120 days prior to the one-year anniversary date of the 2019 annual meeting (that is, between February 27, 2020 and March 29, 2020); provided, however, that if the 2020 annual meeting date is advanced by more than 30 days before or delayed by more than 60 days after the anniversary date of the 2019 annual meeting, then such notice must be received on or before 10 days after the day on which the date of the 2020 annual meeting is first disclosed in a public announcement. Proposals not meeting the requirements set forth above will not be entertained at the Annual Meeting. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, the persons named in the proxy will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Annual Meeting.

All notices of proposals or nominations, as applicable, must be addressed to our corporate Secretary at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091.

DELIVERY OF INFORMATION STATEMENT

Our Annual Report to stockholders on Form 10-K for the year ended December 31, 2018, including audited financial statements, accompanies this Information Statement. Copies of our Annual Report on Form 10-K and the exhibits thereto are available from us without charge upon written request of a stockholder to our investor relations department at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091. Copies of these materials are also available online through the SEC at www.sec.gov. We may satisfy SEC rules regarding delivery of materials, including the Information Statement and Annual Report on Form 10-K or Notice, as applicable, by delivering a single Information Statement and Annual Report on Form 10-K or a single Notice, as applicable, to an address shared by two or more of our stockholders. This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one Information Statement and Annual Report on Form 10-K or one Notice, as applicable, to multiple stockholders who share an address, unless contrary instructions are received from one or more stockholders at that address prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the Information Statement and Annual Report on Form 10-K or Notice, as applicable, to a stockholder at a shared address to which a single copy of these materials was delivered. If you hold stock as a registered holder and prefer to receive separate copies of these materials either now or in the future, please contact our investor relations department at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091 or by telephone at (847) 388-0349.

Similarly, if you share an address with another stockholder and have received multiple copies of our Information Statement and Annual Report on Form 10-K or Notice, you may write or call us at the address and phone number above to request delivery of a single copy of these materials in the future. If your stock is held through a brokerage firm, bank or other financial institution and you prefer to receive separate copies of our proxy and/or Information Statement and Annual Report on Form 10-K or Notice, as applicable, either now or in the future, please contact your brokerage firm, bank or other financial institution.